Exhibit 99.1

PRESS RELEASE

Exa Announces Robert Burke as New Board of Directors Member

BURLINGTON, MA, USA [June 16, 2014] Exa® Corporation (NASDAQ:EXA), today announced the appointment of Robert Burke to its Board of Directors. Mr. Burke will take the seat recently vacated by a retiring John Smith Jr.

Jack Shields, Exa’s Chairman of the Board remarked, “Bob is a perfect fit for Exa given his 35 plus years of experience in the technology space that includes leadership at both private and public companies. As a technology executive, he has expertly positioned and helped businesses scale through his insight — we look forward to his strategic input.”

Bob Burke stated, “I am excited to join the Exa Board of Directors and look forward to contributing to its continued success. I strongly believe Exa can further leverage its already strong product and market position as the demand for simulation-driven design continues to grow.” Bob is currently a Venture Partner at Technology Crossover Ventures and has held multiple executive leadership positions including, most recently, the position of CEO of the Art Technology Group (ATG). Under Mr. Burke’s tenure, ATG was ranked one of the top five public companies for shareholder value creation and was successfully sold to Oracle for over $1B in 2011. In addition to ATG, Bob has held executive management positions at Digital Equipment Corporation, ePresence (formally Banyan Systems), and Quidnunc.

“We look forward to benefiting from Bob’s significant technology growth company and strategic leadership experience as we continue to focus on Exa’s growth over the coming years,” commented Stephen Remondi, Exa’s President and CEO. “I am pleased to have Bob join our board.”

Mr. Burke holds a BS in Physics from Eastern Michigan University and is currently also on the Boards of Directors for Sitecore A/S and TechTarget, Inc.

About Exa Corporation

Exa Corporation develops, sells and supports simulation software and services to enhance product performance, reduce product development costs and improve the efficiency of design and engineering processes. Our simulation solutions enable our customers to gain crucial insights about design performance early in the design cycle, thus reducing the likelihood of expensive redesigns and late-stage engineering changes. As a result, our customers realize significant cost savings and fundamental improvements in their engineering development process. Our products include, PowerFLOW®, PowerDELTA®with PowerCLAY®, PowerVIZ®, PowerSPECTRUM®, PowerACOUSTICS®, PowerINSIGHT®,

PowerCOOL® and PowerTHERM® along with professional engineering consulting services. A partial customer list includes: BMW, Ford, Hyundai, Jaguar Land Rover, Kenworth, MAN, Nissan, Peterbilt, Renault, Scania, Toyota, Volkswagen, and Volvo Trucks.

Founded in 1991, the company is headquartered at 55 Network Drive, Burlington, MA, USA 01803. Tel: 1.781.564.0200; Fax: 1.781.564.0299; Email: info@exa.com; URL: www.exa.com; NASDAQ:EXA

For more information about Exa Corporation or images please contact:

Michelle Murray-Ross, Exa Corporation, 1.781.564.0251; michelle@exa.com

Exa, PowerFLOW, PowerCLAY, PowerTHERM, PowerCOOL, PowerSPECTRUM, PowerDELTA, PowerVIZ, PowerACOUSTICS and PowerINSIGHT are registered trademarks of Exa Corporation.

Source: Exa Corporation